Exhibit (c)(5)

 Board of Directors Follow-Up  Project William  August 24, 2020

 Executive Summary    Key assumptions on Base Case scenario:Steady state premium of $680MM (at 30% BCAR ratio)Run-rate combined ratio of 99%Net investment yields of ~4.0%Run-rate ROE of ~11%By comparison, Hybrid scenario with Arthur and Henry expense reductions and reallocation of $500MM from HY to IG, results in:Same level of steady state premium ($680MM) and BCARRun-rate combined ratio of 97% (due to 2 combined ratio point lower Arthur expenses)Net investment yields of ~3.4%, driven by reallocation of $500MM of assets to IG strategiesIncremental capital return of ~$130MM in 2021 driven by asset reallocationRun-rate ROE of ~12%DCF outcomes:$26.39 for Base Case scenario at 10% discount rate and 0.45x terminal multiple$29.55 for Hybrid scenario at 10% discount rate and 0.45x terminal multiplePotential for improvement on either discount rate and/or terminal multiple given higher ROE and lower investment riskWhile ultimate outcome market dependent, as illustrative example, 9% discount rate and 0.60x terminal multiple improve result from $29.55 to $34.26DCF outcomes highly sensitive to combined ratio outcome – ~$3 differential for 2 point movement in combined ratio in both Base Case and Hybrid scenariosRun-off scenario assumes 5-year self-run-off with sale at end of year 5:Capital is returned to shareholders as business runs off, other than cash needed to repay debtArthur receives ~$55MM over run-off period to support run-offDCF value suggests $27.23 valuation at 10% discount rate and 0.80x terminal multipleSensitive to initial reserves; 5% change in results leads to +/- $3 change in run-off valuation    2

 Overview of Base Case Projections    Base Case projections developed by company management based on current operating model (i.e., status quo scenario)Assumed baseline combined ratio and management feesNo de-risking of portfolioNo sidecar  Premiums Written  ($MM)  Combined Ratio  (%)  Net Investment Assets and Average Yield  ($MM / %)  Net Income and ROAE  ($MM / %)    3  (0.3%)  6.0%  (0.7%)  4.2%  4.1%  4.0%  Net Yield:  (5.9%)  5.1%  (5.6%)  9.5%  11.6%  11.0%  ROAE:

 Base Case - Dividend Discount Model Summary    Discount rate of 10.0% based on William’s cost of equityExit multiple of 0.45x BVPS based on William’s current trading multiple(1)  Notes:As of 08/11/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets    4  (2)

 Overview of Hybrid Scenario Projections    Company management has developed this Hybrid scenario as the optimal standalone / organic pathBased on partial combination of scenarios presented in prior presentation as directed by managementAssumes 2 point reduction in fees to AUL: $13.5MM savings expected in 2021Adjustments to Henry assets: $9.4MM savings expected in 2021Assumes 35bp reduction to investment management expenseTransfer $500MM from Henry to investment grade strategyNo sidecar  Premiums Written  ($MM)  Combined Ratio  (%)  Net Investment Assets and Average Yield  ($MM / %)  Net Income and ROAE  ($MM / %)    5  (0.3%)  6.0%  (1.0%)  3.5%  3.5%  3.4%  Net Yield:  (5.9%)  5.1%  (5.4%)  9.7%  12.9%  12.0%  ROAE:  (0.7%)  4.2%  4.1%  4.0%  Base Case:  (5.6%)  9.5%  11.6%  11.0%  Base Case:  Base Case:  104%  101%  99%  99%

 Hybrid Scenario - Dividend Discount Model Summary    Discount rate of 10.0% based on William’s cost of equityExit multiple of 0.45x BVPS based on William’s current trading multiple(1)  Notes:As of 08/11/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets    6  (2)

 Combined Ratio Sensitivity Analysis  Base Case vs. Hybrid Scenario  Base Case:Assumed baseline combined ratio and management feesNo de-risking of portfolioNo sidecarHybrid Scenario:Assumed 2 point reduction in fees to AUL and 35bp reduction to investment management expenseTransfer $500MM from Henry to investment grade strategyNo sidecarDiscount rate of 10.0% based on William’s cost of equity    7  Base Case  Hybrid Scenario

 Overview of Run-Off Analysis    Projections based on Company Run-Off ModelAssumes business is sold after 5 years of run-offAssumes 100% asset reallocation to investment-grade assets upon run-off  Reserves  ($MM)  Equity  (%)  Dividends  ($MM / %)  Fees Paid to Arthur  ($MM / %)    8  Notes:Excess capital retained to fund debt maturity of $175MM in 2023  (1)  (1)

 Run-Off Analysis - Dividend Discount Model Summary    Discount rate of 10.0% based on William’s cost of equityExit multiple of 0.80x BVPS based on precedent run-off dealsPresent discounted value of Arthur run-off fees over 5 years: $42.9MM or $2.14/share  Notes:Based on 50% of net reserves    9  (1)

 Run-Off Reserve Sensitivity    Outcome of run-off scenario dependent on existing reserves and the actual payout of lossesTo assess impact of adverse or favorable development, showing a range of +/- 10% reserve chargeAssumes reserve charge is taken in Q3 2020 and run-off with existing reservesPresent discounted value of Arthur run-off fees over 5 years: $39.5 - $46.3MM or $1.98 - $2.31/share    10  Run-Off Reserve Development

 Appendix  Supporting Materials    11

 Peer Trading Comparables    Source: Company Filings, Capital IQ, SNL Financial (08/11/2020)Notes:Reflects median annual combined ratio over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual combined ratios over the last 10 fiscal years, or since inception as appropriate Reflects median annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriate  Supporting Materials  12  (1)  (2)  (3)  (4)

 Select Precedent Transactions (1 of 2)  Run-Off P&C Transactions  Limited publicly available data on P&C run-off transactionsOn a recent P&C run-off transaction Morgan Stanley worked on, bids were generally in the 0.85-1.00x range of tangible book valueGreenlight Re rumored to have rejected run-off bid at around ~0.9x P/BV in late 2019  13  Select Precedent Transactions  Source: Capital IQ, SNL Financial, Company Filings and MaterialsNotes:Deal value reflects implied value of 100% stake; book value and tangible book value reflect 12/31/2019 figures (nearest available)  (1)  (1)  (1)

 Select Precedent Transactions (2 of 2)      14  Select Precedent Transactions  Supporting Materials  Source: Capital IQ, SNL Financial, Company Filings and MaterialsNotes:Represents premium paid to public shareholders; does not incorporate value to CMIHBook value and tangible book value reflect 2Q20 figures as referenced in Third Point investor presentation, which preceded Sirius earnings announcementPartnerRe 6/30/2015 book value adjusted for $315MM breakup fee payable to AXISUtilizes 2018E EPS (instead of NTM EPS) as NTM artificially low due to 4Q’17 losses  (3)  (3)  (2)  (2)  (1)  (4)

   15  Cost of Equity Analysis  William Cost of Equity Analysis  Supporting Materials  Source: Capital IQ, SNL Financial (08/11/2020)

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